EXHIBIT 11

                    Matria Healthcare, Inc. and Subsidiaries
                        Computation of Earnings per Share
                (Amounts in thousands, except per share amounts)
                                   (Unaudited)


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                                                                      Three Months Ended          Six Months Ended
                                                                            June 30,                   June 30,
                                                                    --------------------------  -----------------------
                                                                       2002          2001          2002        2001
                                                                    ------------  ------------  ----------- -----------
Basic
Net earnings (loss)                                                     $ (721)         3,045        897        5,076
Preferred stock dividend requirements                                       --           (796)        --       (1,596)
Accretion on preferred stock                                                --           (109)        --         (218)
Gain on repurchase of preferred stock                                       --          2,139         --        2,139
 Net earnings (loss) available to common shareholders                   $ (721)         4,279        897        5,401

Shares:
     Weighted average number of common shares outstanding                9,055          8,721      9,012        8,735

Net earnings (loss) per common share                                    $(0.08)          0.49       0.10         0.62



Diluted
Net earnings (loss) available to common shareholders                    $ (721)         4,279       897        5,401
Dividends on convertible preferred shares                                   --             25        --           50
Net earnings (loss) for diluted calculation                             $ (721)         4,304       897        5,451

Shares:
     Weighted average number of common shares outstanding                 9,055         8,721     9,012        8,735
     Shares issuable from assumed exercise of options and warrants           --           196       217          129
     Convertible preferred stock                                             --           139        --          139
                                                                          9,055         9,056     9,229        9,003

Net earnings (loss) per common share                                     $(0.08)         0.48      0.10         0.61


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